Exhibit 99.1

TRAVELPORT ANNOUNCES COMMENCEMENT OF
EXCHANGE OFFER

PARSIPPANY, NJ, May 15, 2007 — Travelport Limited, the parent company of the Travelport group of companies, announced that it has recently commenced its exchange offer to all holders of its Senior Dollar Floating Rate Notes due 2014, Senior Euro Floating Rate Notes due 2014, 9 7/8% Senior Fixed Rate Notes due 2014, 11 7/8% Senior Dollar Subordinated Notes due 2016 and 10 7/8% Senior Euro Subordinated Notes due 2016 (collectively, the “Notes”) to exchange their privately held Notes for new notes (the “Exchange Notes”) pursuant to its Registration Statement on Form S-4 that was declared effective on May 10, 2007 by the U.S. Securities and Exchange Commission.  The Exchange Notes will be identical in all material respects to the outstanding Notes, except that the Exchange Notes will not contain terms restricting their transfer or any terms related to registration rights.

The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, June 12, 2007, unless terminated or extended by Travelport.  Letters of Transmittal must be delivered on or before the expiration time and date by facsimile transmission, overnight courier or hand delivery, or registered or certified mail to The Bank of Nova Scotia Trust Company of New York, the exchange agent for the dollar denominated notes, or The Bank of New York, London, the exchange agent for the euro denominated notes.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Travelport

Travelport is one of the world’s largest travel conglomerates. It operates 20 leading brands including Galileo, a global distribution system (GDS); Orbitz Worldwide, an on-line travel agency; and Gullivers Travel Associates, a wholesaler of travel content. With 2006 revenues of $2.6 billion, the Company has 8,000 employees and operates in 130 countries. Travelport is a private company owned by The Blackstone Group of New York, Technology Crossover Ventures of Palo Alto, California and One Equity Partners of New York.

Media Contact:	Investor Contact:
Elliot Bloom	Raffaele Sadun
Travelport	Travelport
212-915-9110 (office)	973-939-1220
917-783-2262 (mobile)	raffaele.sadun@travelport.com
elliot.bloom@travelport.com